UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIMEDX GROUP, INC.

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date filed:

MiMedx Shareholders Should Visit www.VoteBlueForMiMedx.com

Website Provides Information About Upcoming 2018 Annual Meeting

MARIETTA, Ga., June 4, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today encouraged shareholders to visit its new campaign website, www.VoteBlueForMiMedx.com. MiMedx launched the website in connection with the upcoming 2018 annual meeting of shareholders (“Annual Meeting”).

The “Vote Blue for MiMedx” website contains information about what is at stake at the upcoming Annual Meeting. Highlights include:

•	An overview of the comprehensive board refreshment plan announced on May 30, 2019 and the highly qualified and experienced MiMedx nominees who are up for election at the Annual Meeting.

•

The findings from the independent investigation conducted by the Audit Committee of the MiMedx Board into matters relating to, among other things, allegations regarding certain sales and distribution practices at the Company, and why we believe the Company’s former Chairman and Chief Executive Officer, Parker H. “Pete” Petit, should not be allowed back in the Boardroom.

•

A summary of MiMedx’s long-range strategic plan that we believe will enhance value for all MiMedx shareholders. Priorities include: sharpening focus on the advanced wound care segment, developing and expanding our portfolio pipeline and driving continued operational excellence to support future growth and sustained productivity.

•	Instructions on how to vote the BLUE proxy card FOR the election of each of the Company’s highly qualified Board nominees: M. Kathleen Behrens Wilsey, K. Todd Newton and Timothy R. Wright.

Your vote is extremely important. Vote the BLUE proxy card today!

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting MiMedx in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders may call toll-free at 1 (877) 800-5195

Banks and Brokers may call collect at 1 (212) 750-5833

We urge you NOT to sign any white proxy card sent to you by or on behalf of Mr. Petit or his nominees.

If you have already done so, you have every legal right to change your vote by using the BLUE proxy card to vote TODAY—by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

The Annual Meeting is scheduled to be held on June 17, 2019 at 9:00 a.m. local time, at the Marietta Conference Center (Hilton Atlanta/Marietta) at 500 Powder Springs St., Marietta, GA 30064. Shareholders as of the close of business on May 9, 2019 are entitled to notice of, and to vote at, the Annual Meeting.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Important Information

MiMedx Group, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) and is mailing to shareholders of the Company a definitive proxy statement (the “Proxy Statement”) and accompanying BLUE proxy card in connection with the solicitation of proxies for the 2018 annual meeting of stockholders of the Company (the “Annual Meeting”). The Proxy Statement is publicly available and is being disseminated commencing on June 3, 2019. The Company, its directors, its director nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors, director nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. A free copy of the Proxy Statement and other relevant documents that the Company files with the SEC may be obtained through the SEC’s website at www.sec.gov or at the Company’s website at https://mimedx.com/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This communication includes forward-looking statements, including statements regarding the potential effects of the Company’s long-range plan. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including the execution of the Company’s long-range plan and those factors described in the “Risk Factors” section of the Proxy Statement. There is no assurance that the Company’s nominees will be elected at the Annual Meeting. Any forward-looking statements speak only as of the date of publication, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449